Exhibit 99.1

12395 First American Way, Poway, Calif. 92064

NEWS FOR IMMEDIATE RELEASE

Contacts: Henri Van Parys Corporate Communications Manager 727.214.1072 henri.vanparys@FADV.com	Cindy Williams Director – Investor Relations 727.214.3438 cindy.williams@FADV.com

SPECIAL COMMITTEE OF FIRST ADVANTAGE CORPORATION RETAINS

MORGAN STANLEY AS FINANCIAL ADVISOR

POWAY, Calif., July 21, 2009—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider (the “Company”), today announced that the Special Committee of the Board of Directors of the Company retained Morgan Stanley & Co. Incorporated as its financial advisor. As previously announced, Dewey & LeBoeuf LLP is acting as legal advisor to the Special Committee.

The Special Committee, with the assistance of its financial and legal advisors, is evaluating the June 29, 2009 unsolicited proposal from The First American Corporation, the majority stockholder of the Company (“First American”), to acquire all of the issued and outstanding shares of the Company’s common stock not owned by First American at a fixed exchange ratio of 0.5375 of a share of First American common stock for each share of the Company’s common stock. There can be no assurance that any transaction will be consummated or, if consummated, on what terms any such transaction will be consummated.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and specialty finance markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills and behavioral assessments; business tax consulting services; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software and renters insurance. First Advantage ranks among the top companies in all of its major business lines. First Advantage is headquartered in Poway, Calif., and has offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500(R) company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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